Exhibit 10.11

August 9, 2012
Ms. Kara W. Hamilton
[address line]
[address line]
Dear Kara:
Smartsheet.com, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described below.
1.         Position. You will start in a full-time position as a Director of Finance and will initially report to the Company’s President & CEO. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.         Compensation and Employee Benefits. You will be paid a starting salary at the rate of $130,000 per year, payable on the Company’s regular payroll dates. Additionally, you will be eligible for an annual bonus of up to 10% of your base salary, contingent on corporate and personal performance objectives. As a full-time employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, including a Company-funded Health Benefits Plan, parking pass, SR-520 toll re-imbursement, mobile data plan stipend, and 401(k) plan. Should you elect to decline participation in the Company insurance plan, you are eligible to receive a portion of the insurance premium on a monthly basis.
3.         Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 20,000 shares of the Company’s common stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2005 Stock Plan, as described in that Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.
4.        Proprietary Information, Inventions Assignment and Noncompete Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Proprietary Information, Inventions Assignment and Noncompete Agreement.
5.         Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures (as detailed in the Company’s Employee Handbook), may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s President.
6.         Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
7.         Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
8.         Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.
If you wish to accept this offer, please sign and date the enclosed duplicate original of this letter, the enclosed Proprietary Information, Inventions Assignment and Noncompete Agreement, and the Acknowledgement and Receipt of the Company’s Employee Handbook and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on Monday, August 13, 2012. We look forward to having you join us in a full time capacity no later than Tuesday, September 4, 2012.
If you have any questions regarding this offer, please call me at (206) 383-0149.

Very truly yours,

SMARTSHEET.COM, INC.

By:	Mark Mader

Title:	President & CEO

I have read and accept this employment offer.

/s/ Kara Hamilton
Kara Hamilton

Dated:	August 9, 2012
Attachment
Exhibit A: Proprietary Information, Inventions Assignment and Noncompete Agreement

PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT
AND NONCOMPETE AGREEMENT
In exchange for my becoming employed (or my employment being continued) by Smartsheet.com, Inc., a Washington corporation with its principal offices in the state of Washington, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and for any compensation for my services separately agreed by the Company in writing, the undersigned employee (referred to in the first person in this Agreement) hereby agrees as follows:
1.         Duties. I will perform for the Company such duties as may be designated by the Company from time to time or that are otherwise within the scope of my position and not contrary to instructions from the Company. During the period of my employment by the Company, I will at all times devote my entire and best business efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in other employment or in any activities detrimental to the best interests of the Company.
2.         Protection of Proprietary Information.
(a)      As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company and information or physical material entrusted to the Company in confidence by third parties. This includes, but is not limited to, Company Inventions and Works (as defined below), confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information or materials of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, specimens, prototypes, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.
(b)       Except to the extent otherwise authorized by the Company in each instance, I will hold in confidence and not directly or indirectly use or disclose, both during my employment by the Company and at all times after its termination (irrespective of the reason for such termination), all Proprietary Information I obtain, access or create during the period of my employment, whether or not during working hours, until such Proprietary Information becomes generally and publicly known through no fault of mine or others under a duty of confidentiality. I agree not to make copies of such Proprietary Information except as authorized by the Company. Upon termination of my employment or upon an earlier request by the Company, I will return or deliver to the Company all tangible forms of such Proprietary Information in my possession or control, including but not limited to drawings, computer discs and other storage media, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.
(c)       My agreements in this section are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence.
(d)      This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of its confidential information or trade secrets.
3.         Ownership of Physical Property. All documents, apparatus, equipment and other physical property in any form, whether or not pertaining to Inventions and Works (as defined below) or to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment shall be and remain the sole property of the Company. I shall return to the Company all such documents, materials and property as and when requested by the Company, excepting only: (i) my personal copies of records relating to my compensation or employee benefits or my equity in the Company (if any); and (ii) my personal property and personal documents I bring with me to the Company and that I label as such and keep at my office during my employment. Even if the Company does not so request, I shall return all Company documents, materials and property upon termination of my employment and, except for such personal documents, I will not take with me any such documents, material or property or any reproduction thereof upon such termination. I understand and agree that the Company will have the right to inspect, with or without prior notice to me, any materials on Company premises, and that I have no expectation of privacy in my use of Company email, voicemail, or other systems.
4.         Ownership of Inventions and Works.
(a)       As used in this Agreement, the term “Inventions and Works” means discoveries, developments, concepts, designs, ideas, know-how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, and any improvement thereon.
(b)       I hereby agree promptly to disclose to the Company, during and after my employment, all Inventions and Works that I may solely or jointly conceive, author, discover, develop or reduce to practice during the period of my employment by the Company and to assist the Company in determining which of such Inventions and Works are Company Inventions and Works as defined below. As used in this Agreement, the term “Company Inventions and Works” means any Inventions and Works that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) during the period of my employment by the Company and that, in whole or in part: (i) pertain to any actual or projected line of business activity of the Company; (ii) are aided by the use of time, material or facilities of the Company, whether or not during working hours; or (iii) relate to any of my work during the period of my employment by the Company, whether or not during normal working hours and whether or not instigated by me or the result of specific instructions given to me by the Company. I hereby agree that all Company Inventions and Works shall be the property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire” for the Company), and the Company and its assigns shall be the owner of all patents, copyrights, trademarks, trade secrets and other rights therein and in connection therewith. Without further compensation, I hereby assign to the Company any and all right, title, and interest that I have or may acquire in such Company Inventions and Works.
(c)       Attached hereto as Exhibit A is a complete list of all Inventions and Works, if any, made by me prior to my employment by the Company that may be relevant to the Company’s actual or projected business, and I represent and warrant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and Works at the time of signing this Agreement. If in the course of my employment with the Company, I use or incorporate into a project, product or process any Invention and Work not covered by Section 4(b) of this Agreement in which I have an interest, I will promptly so inform the Company. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and Work and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute under all applicable intellectual properties without restriction of any kind.
NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:
The Company Inventions and Works will not include, and any assignment of inventions required by this Agreement does not apply to, an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless: (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by the employee for the Company.
5.         Further Assistance; Power of Attorney. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions and Works. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions and Works. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

6.         Non-Solicitation; Non-Competition.
(a)       During the term of my employment by the Company, and for a period of one year following the termination of my relationship with the Company for any reason or for no reason: (i) I will not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for my benefit or that of any other person or entity, and (ii) I will not knowingly solicit any licensor, licensee, supplier, or customer of the Company to discontinue or to alter its actual or projected relationships with the Company, either for my benefit or that of any other person or entity.
(b)       During the term of my employment by the Company and for one year following the termination of my relationship with the Company for any reason or for no reason, I will not, without the Company’s prior written consent in each instance: (i) directly or indirectly research, develop, market, or work on any products or services that are competitive with products or services that are or were being researched, developed, or commercially exploited by the Company during my employment by the Company or on which I worked or about which I learned Proprietary Information during my employment by the Company, or (ii) prepare to do so or assist any third party to do so or to prepare to do so.
7.         No Conflicts. I certify, to the best of my information and belief, that I am not a party to any other agreement or obligation that may interfere with my full compliance with this Agreement. I represent that neither my employment nor my performance under this Agreement will breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee of the Company or otherwise outside the scope of my employment, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any third party. I agree not to enter into any written or oral agreement that conflicts with this Agreement or impairs the performance of my duties to the Company.
8.         Notice to Third Parties. I understand and agree that the Company may, with or without prior notice to me and during or after the period of my employment by the Company, notify third parties of my agreements and obligations under this Agreement.
9.         Effects of Agreement. This Agreement shall bind and benefit the Company and its successors and assigns and shall be binding upon my heirs and legal representatives.
10.       At-Will Relationship. I understand and acknowledge that my employment by the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the relationship at any time for any reason or no reason, without further obligation or liability. The terms of this Agreement will survive any such termination.
11.       Injunctive Relief. I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, I agree that a $1,000 bond will be adequate) and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
12.       Miscellaneous. This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter of this Agreement, and may be amended only by a written instrument signed by me and the President of the Company. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have waived any of its rights under this Agreement, unless, and only to the extent, it does so by specific written waiver signed by its President. This Agreement shall be governed by the laws of the state of Washington applicable to contracts entered into and performed entirely within the state of Washington, without giving effect to any conflict of laws principles to the contrary. Any disputes under this Agreement may be brought in the state courts and the Federal courts located in King County, Washington, and I and the Company consent to the personal jurisdiction and venue of those courts. If any provision of this Agreement is invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.
13.       Acknowledgments. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I have been given an opportunity to seek the advice of independent legal counsel to represent me in connection with this Agreement. I understand and will fully and faithfully comply with all provisions of this Agreement.
14.       Effective Date. This Agreement shall become effective as of    9 Aug   , 2012.

SMARTSHEET.COM, INC.
By:		/s/ Kara Hamilton
Title:		Kara Hamilton
Dated:	, 2012	Dated: 9 Aug , 2012

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